Item 22.  Published  Report  Regarding  Matters  Submitted  to Vote of  Security
Holders

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         At Certicom Corporation's Special Meeting of Shareholders held on April
27, 2000, the following proposals were adopted by the margins indicated:

(The  numbers  below do not  reflect the  2-for-1  stock split of the  Company's outstanding common shares which occured on July 12, 2000.)
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                                                                                             NUMBER OF SHARES
                                                                          VOTES FOR        VOTES            NOT              VOTES
                                                                                          AGAINST          VOTED            EXCLUDED

1.  The special resolution approving the amendment to the Articles of     4,868,779             144           130               0
Continuance subdividing each of the issued and outstanding Common
Shares of the Corporation on a two-for-one basis.

2.  The resolution approving the removal of the requirement contained     2,756,710       1,436,793       589,086           86,464
in the Corporation's 1997 Stock Option Plan that the aggregate number of Common shares reserved for issuance may not exceed 15% of the
Common shares outstanding as of that date.

3.  The resolution approving the removal of the requirement contained     2,782,462       1,411,491       589,086           86,014
in the 1997 Stock Option Plan that, the total number of Common Shares reserved for issuance pursuant to options granted to insiders of the
Corporation in any one-year period, not exceed 10% of the Common
Shares outstanding.

4.  The resolution approving the increase in the total number of          3,147,350       1,046,603       589,086           86,014
Common Shares reserved for issuance under the 1997 Stock Option Plan from 2,750,000 to 3,000,000.

5.  The resolution approving the adoption of a 2000 U.S. Stock Plan       2,842,589       1,351,364       589,086           86,014
pursuant to which eligible U.S. directors, officers and employees of the Corporation, and

6.  The resolution approving the adoption of an Employee Stock            4,011,234         182,719       589,086           86,014
Purchase Plan pursuant to which eligible employees of the
Corporation, and its subsidiaries, will be entitled to purchase a total of 500,000 Common Shares.
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